Exhibit 99.1

ICTV Brands, Inc. Reports First Quarter 2016 Financial Results

Conference Call Begins Today at 4:30pm EDT

Wayne, PA — (Marketwired) – May 5, 2016 – ICTV Brands, Inc. (OTCQX: ICTV), (CSE: ITV), a digitally focused direct response marketing and international branding company focused on the health, wellness and beauty sector, today reported financial results for the quarter ended March 31, 2016.

First Quarter 2016 Highlights:

●	Positive cash flows from operations of $152K, increasing cash from year end to $1.4MM
●	Adjusted EBITDA of $111,000, excluding non-cash stock-based compensation and amortization of intangibles
●	Acquired DermaWand patent, trademark and intellectual property and reduced royalty expense
●	Streamlined overall expense structure resulting in $698K in decreased G&A expenses from prior year quarter
●	Retail sales from French Quebec of $58K
●	E-commerce sales from new internet retailers including bedbathandbeyond.com of $70K
●	Expanded digital marketing landscape to include programmatic advertising which enables us to better understand and attract new digital customers
●	Completed new mobile and desktop dermawand.com websites resulting in improvement in customer conversion rates

Management Commentary:

Richard Ransom, President, stated, “We are pleased with our first quarter return results and believe that the investment we have made in a more diversified marketing and sales channel mix, as well as our focus on our overall costs, has started to yield the positive results we expected. Now that we have returned to a positive cash flow and EBITDA position, our focus in firmly on growing revenue, while still maintaining positive cash flow and earnings. Our team is excited to launch several new projects over the remainder of the year which we feel will spur growth from both a top and bottom line perspective. As I have stated in prior communications, I firmly believe in the plan we have to grow through a digitally focused marketing strategy, while continuing to acquire additional assets to sell through our domestic and international sales channels. Our team is confident in our plan and we are looking forward to the continued growth of ICTV Brands.”

Reported Financial Results:

First Quarter 2016 Compared to First Quarter 2015:

Revenues for the three months ended March 31, 2016 were $3.7 million, compared to $8.9 million in the prior year quarter. The decline in sales is attributable to the Company’s decision to decrease its overall television media related expenditures and focus more resources on our digital marketing platform and other projects in our pipeline. Additionally, we concentrated our media buys to more profitable airings to ensure we are achieving the appropriate return on our investment. Furthermore, we are excited by the increase in revenue from our retail and e-commerce channels and are looking forward to further growth in these areas throughout the remainder of 2016.

Our gross profit percentage was 68% compared to 70% during the prior year quarter, decreasing as a result of a higher percentage of international sales to overall sales, 33% compared to 20%, which are sold at a lower overall margin but a higher overall profit than our direct to consumer sales. Total royalty expense decreased to $94,000 from $283,000 in the prior year quarter, which is a result of volume but also our purchase of the DermaWand patent and all related intellectual property completed in January. We estimate the savings from the prior licensing agreement royalty of $2.50 per unit to acquiring the asset under the purchase agreement at $75K per quarter to be in the excess of approximately $105K for the first quarter of 2016.

The Company has continued to make a concerted effort to reduce unnecessary spending including implementing additional controls around its overall cost structure. Total general and administrative expenses decreased to $1.0 million from $1.7 million in the prior year quarter, as a result of bad debt expense decreases of $392,000, travel expenditure decreases of $95,000, payroll and employee benefit expense decreases of $75,000, legal expense decreases of $58,000, consulting expense reductions of $50,000, and share based compensation decreases of $41,000.

As a result of volume decreases, primarily a $2.5 million decrease in media expenditures, our total selling and marketing expenses decreased to $1.7 million from $4.8 million in the prior year quarter. Significant quarterly decreases include answering service decreases of $271,000, customer service decreases of $242,000, and merchant fee decreases of $113,000. Additionally, our production expenditures decreased $86,000 as result of the timing of our new product launches. As we continue to build our digital marketing platform, partially offsetting these decreases was an increase in digital marketing expenses to $348,000 from $214,000 in the prior year quarter.

Net loss for the first quarter was ($89,000), compared to a net loss of ($270,000) in the prior year quarter. The resulting EPS is ($0.00), as compared to ($0.01) in the comparable prior year quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) was $111,000 compared to an EBITDA loss of ($94,000) in the prior year quarter.

Balance Sheet as of March 31, 2016

At March 31, 2016, we had $1.4 million in cash and cash equivalents compared to $1.3 million at December 31, 2015. We had positive cash flow from operating activities of $152,000 during the three months ended March 31, 2016 compared to cash flow used by operating activities of $628,000 for the same period in 2015. We had working capital of approximately $2.0 million at March 31, 2016, compared to $2.3 million at December 31, 2015, which decreased as a result of the current portion of the DermaWand asset purchase agreement of $286,000 being included in the calculation as of March 31, 2016 and is not indicative of any deterioration in working capital. Based on our current rate of cash outflows and cash on hand, management believes that its current cash will be sufficient to meet the anticipated cash needs for working capital for the foreseeable future.

Conference Call

ICTV will hold a conference call to discuss the Company’s first quarter 2016 results and answer questions today, May 5, 2016, beginning at 4:30pm EDT. The call will be open to the public and will have a corporate update presented by ICTV’s Chairman and Chief Executive Officer, Kelvin Claney, President, Richard Ransom and Chief Financial Officer, Ryan LeBon, followed by a question and answer period. The live conference call can be accessed by dialing (877) 876-9177 or (785) 424-1666. Participants should ask for the ICTV Brands Earnings Conference Call. Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through May 19, 2016. To listen to the replay, dial (800) 677-6124 (domestic) or (402) 220-0664 (international). The conference call transcript will be posted to the Company’s corporate website (http://www.ictvbrands.com) for those who are unable to attend the live call.

ICTV Brands, Inc.

ICTV Brands, Inc. sells various health, wellness and beauty products through a multi-channel distribution strategy. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through direct response television (DRTV), Internet/digital, e-commerce, live television shopping and retail. Its products are primarily sold in the U.S. and available in over 60 countries. Its products include DermaWand, a skin care device that reduces the appearance of fine lines and wrinkles, and helps improves skin tone and texture; DermaVital, a professional quality skin care range that effects superior hydration; Jidue, a facial massager which helps alleviate stress; Derma Brilliance, a cosmetic skin resurfacing system; and CoralActives, a line of acne treatment and skin cleansing products. ICTV Brands, Inc. was founded in 1998 and headquartered in Wayne, Pennsylvania.

Non-GAAP Financial Information

Adjusted EBITDA is defined as income from continuing operations before depreciation, amortization, interest expense, interest income, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income, net income, cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles. Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

Forward-Looking Statements

Forward-Looking Statements. This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including but not limited to the discussion under “Risk Factors” therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

— Financial Statement Schedules follow —

ICTV BRANDS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,411,398	$1,334,302
Accounts receivable, net of allowances for returns and doubtful accounts of $102,751 and $118,563, respectively	415,032	301,726
Inventories, net	1,967,090	2,205,726
Prepaid expenses and other current assets	496,931	417,057
Total current assets	4,290,451	4,258,811

Furniture and equipment	72,008	72,008
Less accumulated depreciation	(52,363)	(50,492)
Furniture and equipment, net	19,645	21,516

Other assets – long-term	1,091,078	-

Total assets	$5,401,174	$4,280,327

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,327,114	$1,516,250
Severance payable – short-term	6,000	45,995
Deferred revenue – short-term	709,908	444,066
Other liabilities – short-term	285,555	-
Total current liabilities	2,328,577	2,006,311

Deferred revenue – long-term	364,071	405,746
Other liabilities – long-term	807,479	-
Total long-term liabilities	1,171,550	405,746

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 28,202,739 and 28,027,012 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	17,992	17,816
Additional paid-in-capital	11,251,867	11,130,588
Accumulated deficit	(9,368,812)	(9,280,134)

Total shareholders’ equity	1,901,047	1,868,270

Total liabilities and shareholders’ equity	$5,401,174	$4,280,327

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	March 31, 2016	March 31, 2015

NET SALES	$3,723,644	$8,863,916

COST OF SALES	1,196,696	2,653,132

GROSS PROFIT	2,526,948	6,210,784

OPERATING EXPENSES:
General and administrative	959,317	1,657,193
Selling and marketing	1,652,527	4,823,861
Total operating expenses	2,611,844	6,481,054

OPERATING LOSS	(84,896)	(270,270)

INTEREST EXPENSE (INCOME), NET	3,782	(184)

LOSS BEFORE PROVISION FOR INCOME TAXES	(88,678)	(270,186)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(88,678)	$(270,186)

NET LOSS PER SHARE
BASIC	$(0.00)	$(0.01)
DILUTED	$(0.00)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
BASIC	28,148,074	23,914,121
DILUTED	28,148,074	23,914,121

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

(Unaudited)

	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(88,678)	$(270,186)
Adjustments to reconcile net loss to net cash and cash equivalents (used in) provided by operating activities:
Depreciation	1,871	2,076
Bad debt expense	189,950	581,507
Share based compensation	121,455	162,439
Non cash interest expense	4,219	-
Amortization of other asset	72,738	-
Change in assets and liabilities
Accounts receivable	(303,256)	(724,928)
Inventories	238,636	(519,625)
Prepaid expenses and other current assets	(79,874)	(48,594)
Accounts payable and accrued liabilities	(189,136)	285,052
Severance payable	(39,995)	(10,200)
Deferred revenue	224,166	(85,254)
Net cash provided by (used in) operating activities	152,096	(627,713)

CASH FLOWS FROM FINANCING ACTIVITIES:
Paydown of DermaWand asset purchase agreement	(75,000)	-
Proceeds from exercise of options	-	56,660
Proceeds from exercise of warrants	-	75,000
Release of collateral on line of credit	-	500,000
Net cash provided by (used in) financing activities	(75,000)	631,660

NET INCREASE IN CASH AND CASH EQUIVALENTS	77,096	3,947

CASH AND CASH EQUIVALENTS, beginning of the period	1,334,302	1,144,983

CASH AND CASH EQUIVALENTS, end of the period	$1,411,398	$1,148,930

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$-	$50
Interest paid	-	-

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY:
DermaWand Asset Purchase Agreement	$1,200,000	$-

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.